Exhibit 3.2

משרד המשפטים

רשם החברות

מדינת ישראל

חוק החברות התשנ"ט – 1999

תעודת שינוי שם של חברה

הנני מאשר בזה כי על סמך החלטה ובהתאם לסעיף 31 (ב) לחוק החברות התשנ"ט - 1999 שינתה החברה

פימי מריון אחזקות בע"מ

PIMI MARION HOLDINGS LTD

את שמה ומעתה תקרא בשם

פימי אגרו קלינטק בע"מ

PIMI AGRO CLEANTECH LTD

ניתן בחתימת ידי בירושלים

י' תשרי תשס"ט
05/10/2008

מס' חברה 513497123

אבידן שלדון, עו"ד
ב/רשם החברות

Ministry of justice	(symbol of Israel)	The companies Register
State of Israel
The Companies Law 5759-1999

Certificate of change of a company name

I herby confirm based on decision and according to clause 31(b) to the Companies Law 5759 - 1999 The Company

 PIMI MARION HOLDINGS LTD

Change her name and from now it will be called by the name

PIMI AGRO CLEANTECH LTD

Given by my hand signature in Jerusalem

6 in Tishri 5769
05/10/2008

Company no. 513497123

Shaldon Avidan, Adv (signature)
In the name of the Companies Register